Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to an aggregate of 1,737,872 shares of common stock issuable pursuant to the Amended and Restated FriendFinder Networks Inc. 2008 Stock Option Plan and the FriendFinder Networks Inc. 2009 Restricted Stock Plan of our report dated March 15, 2011 (except for Note Q(l) as to which the date is April 13, 2011) with respect to the consolidated financial statements of FriendFinder Networks Inc. included in its final prospectus dated May 11, 2011 as filed with the Securities and Exchange Commission relating to the Registration Statement on Form S-1 (File No. 333156414) declared effective on May 10, 2011.

/s/ EisnerAmper LLP

New York, New York

May 31, 2011